EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 20, 2004 relating to the financial statements, which appears in the 2003 Annual Report to Shareholders of Kelly Services, Inc. (the “Company”), which is incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 28, 2003. We also consent to the incorporation by reference of our report dated January 20, 2004 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

PricewaterhouseCoopers L.L.P

Detroit, Michigan
April 26, 2004